EXHIBIT 99.1

Press Release www.shire.com

Director/PDMR Shareholding

May 3, 2016 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces it was notified on May 2, 2016, that on that date, Performance Share Awards (“PSAs”) granted to Flemming Ornskov, Chief Executive Officer of the Company, vested. The PSAs were granted under Part B of the Shire Portfolio Share Plan (“PSP”) on May 2, 2013, and formed part of a replacement equity award granted to Dr. Ornskov following his initial appointment. The number of American Depositary Shares (“ADSs”) released and the number sold were as follows:

ADSs released(1)(2)	ADSs sold(3)
10,942	3,111

(1)	In accordance with the rules of the PSP, upon vesting the PSAs were increased by an amount equivalent to the value of dividends paid by the Company in respect of the PSAs from the date of grant to the date of vesting.

(2)	The number of ADSs released reflects the vesting of PSAs which were subject to performance conditions measured over the period from January 1, 2013, to December 31, 2015. Based on these conditions, 100% of the PSAs vested.

(3)	ADSs were sold to satisfy personal tax liabilities. The sale of ADSs took place on the NASDAQ Global Select Market at an average price of $186.5008 per ADS.

The Company further announces it was notified on May 2, 2016, that on that date, deferred ADSs granted to Mark Enyedy, a Person Discharging Managerial Responsibilities, were automatically released. The deferred ADSs were granted under the terms of a deferred share award which vested on May 1, 2016. The number of ADSs released and the number that lapsed were as follows:

ADSs released(4)	ADSs lapsed(5)
493	238

(4)	In accordance with the terms of the deferred share award, upon release the deferred ADSs were increased by an amount equivalent to the value of dividends paid by the Company in respect of the deferred ADSs from the date of grant to the date of vesting.

(5)	The ADSs that lapsed were equivalent in value to Mr. Enyedy’s tax liability resulting from the release of the deferred ADSs.

One ADS is equal to three Ordinary Shares of 5 pence each in the Company. No amount was payable by Dr. Ornskov or Mr. Enyedy upon vesting of their awards.

This notification is to satisfy the Company’s obligations under 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

Oliver Strawbridge
Senior Assistant Company Secretary

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com